EXHIBIT 99

March  8,  1999

Mr.  Franklyn  E.  Churchill,  President
Chancellor  Corporation
210  South,  Street,  Floor  10
Boston,  MA   02111

Dear  Mr.  Churchill:

We received a copy of the Form 8-K filed by Chancellor Corporation ("Chancellor") with the Securities and Exchange Commission (the "Commission") on March 4, 1999 (the "March 8-K") in which you publicly disclosed our termination as your auditors, and are in the process of considering an appropriate response.

As we advised you, the Form 8-K filed by Chancellor with the Commission on February 10, 1999 (the "February 8-K"), in which Chancellor reports its acquisition of Tomahawk Truck & Trailer Sales ("Tomahawk"), did not, based on information available to us at such time, comply with generally accepted accounting principles and practices in that the February 8-K designated "the date of the [Tomahawk] transaction for accounting purposes as August 1, 1998".

Our determination regarding the February 8-K was based on the following information which was furnished to us by Chancellor:

1.     August  1,  1998  Management  Agreement
2.     August  17,  1998  First  Amendment  and  Management  Agreement
3.     January  29,  1999  Stock  Purchase  Agreement
4.     January  29,  1999  Loan  Agreement

Please advise us promptly (i) as to whether you are in possession of other information which you believe we should consider in connection with our opinion regarding the appropriateness of the accounting disclosures made in Chancellor's February 8-K and (ii) as to whether the February 8-K has been amended to date.

The supplemental information, if any, furnished will be used by us in determining the scope of our response to the March 8-K.

We need to provide our response to your March 8-K no later than March 12, 1999. Please furnish any additional information by the close of business on Wednesday, March 10, 1999.

Very  truly  yours,
REZNICK  FEDDER  &  SILVERMAN

/s/  Philip  A.  Weitzel
Principal